UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2005

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts  02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations And Financial Condition.

On August 3, 2005, Inverness Medical Innovations, Inc. (the “Company”) issued a press release entitled “Inverness Medical Innovations Announces Second Quarter 2005 Results,” a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 1.01.  Entry into a Material Definitive Agreement.

Item 3.02.  Unregistered Sales of Equity Securities.

On or about August 2, 2005, the Company sold 4 million shares of its common stock, par value $0.001 per share (the “Shares”) to funds affiliated with 3 accredited institutional investors (“Investors”) at a price of $23.76 per share.  The net proceeds of the sale were $92.8 million after subtracting aggregate placement fees and commissions of approximately $2.3 million.  The Company has used approximately $84 million of the proceeds to reduce the amount outstanding under its senior credit facility to approximately $5 million, including repayment in full of the term loans which were a part of that facility.  As a result, the Company currently has availability of approximately $75 million under the revolving credit lines of its senior credit facility.

The Shares were sold pursuant to the terms of Stock Purchase Agreements dated July 29, 2005 (the “Purchase Agreements”) substantially in the form appended to this Current Report as Exhibit 99.2, which is incorporated herein by reference.

The Shares were offered and sold without registration under the Securities Act of 1933 in reliance upon the exemption provided by Rule 506 of Regulation D.  However, the Purchase Agreements require the Company to subsequently register the resale of the Shares with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

*99.1	Press Release dated August 3, 2005, entitled “Inverness Medical Innovations Announces Second Quarter 2005 Results”

*99.2	Form of Stock Purchase Agreement dated July 29, 2005 between the Company and the Investor named therein.

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Date: August 3, 2005	By:	/s/ Christopher J. Lindop
Christopher J. Lindop
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

*99.1	Press Release dated August 3, 2005, entitled “Inverness Medical Innovations Announces Second Quarter 2005 Results”

*99.2	Form of Stock Purchase Agreement dated July 29, 2005 between the Company and the Investor named therein.

*  Filed herewith.